                                                                     Exhibit 2.1

                          AGREEMENT AND PLAN OF MERGER

                                      Among

                        HEALTH MANAGEMENT SYSTEMS, INC.,

                             HISCO ACQUISITION CORP.

                                       And

                     HEALTH INFORMATION SYSTEMS CORPORATION

                       And HSA MANAGED CARE SYSTEMS, INC.

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                                TABLE OF CONTENTS
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RECITALS ............................................................................................................1

ARTICLE 1.        DEFINITIONS........................................................................................1

                  1.1      Certain Definitions.......................................................................1
                  1.2      Other Definitions.........................................................................3

ARTICLE 2.        THE MERGER.........................................................................................3

                  2.1      Effective Time of the Merger..............................................................3
                  2.2      Effects of the Merger.....................................................................3
                  2.3      Effect on HISCo Securities................................................................3
                  2.4      Conversion of Sub Capital Stock...........................................................5
                  2.5      Cancellation of HSA Capital Stock.  ......................................................5
                  2.6      Payment of Per Share Purchase Price.......................................................5

ARTICLE 3.        REPRESENTATIONS AND WARRANTIES OF HISCo and HSA....................................................6

                  3.1      Organization and Standing.................................................................6
                  3.2      Capital Structure.........................................................................6
                  3.3      Equity Investments........................................................................7
                  3.4      Authority.................................................................................7
                  3.5      Governmental Consents.....................................................................8
                  3.6      Financial Statements......................................................................8
                  3.7      Absence of Changes........................................................................9
                  3.8      Properties...............................................................................11
                  3.9      Taxes....................................................................................12
                  3.10     Compliance with Law......................................................................12
                  3.11     Litigation...............................................................................12
                  3.12     Material Agreements......................................................................12
                  3.13     Certificate Proprietary Rights...........................................................14
                  3.14     No Conflict..............................................................................14
                  3.15     No Default...............................................................................15
                  3.16     Information Supplied.....................................................................15
                  3.17     Labor Relations; Employees...............................................................16
                  3.18     Customers and Suppliers..................................................................16

ARTICLE 4.        REPRESENTATIONS AND WARRANTIES OF HMS AND SUB.....................................................16

                  4.1      Organization.............................................................................16
                  4.2      Capital Structure of Sub.................................................................17
                  4.3      Authority................................................................................17
                  4.4      Governmental Consents....................................................................17
                  4.5      No Conflict..............................................................................18
                  4.6      No Prior Activities......................................................................18
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ARTICLE 5.        COVENANTS RELATING TO CONDUCT OF BUSINESS.........................................................18

                  5.1      Ordinary Course..........................................................................18
                  5.2      Dividends; Changes in Stock..............................................................19
                  5.3      Issuance of Securities...................................................................19
                  5.4      Governing Documents......................................................................19
                  5.5      No Acquisitions..........................................................................19
                  5.6      No Dispositions..........................................................................19
                  5.7      Indebtedness.............................................................................20
                  5.8      Benefit Plans, Etc.......................................................................20
                  5.9      Accounting Practices.....................................................................20
                  5.10     Other Agreements.........................................................................20

ARTICLE 6.        ADDITIONAL AGREEMENTS.............................................................................20

                  6.1      Access to Information....................................................................20
                  6.2      Legal Conditions to the Merger...........................................................21
                  6.3      HISCo Stockholders' Approval.............................................................21
                  6.4      Dissenting Shares........................................................................21
                  6.5      Employee Benefits........................................................................21
                  6.6      Communications...........................................................................21
                  6.7      Notification of Certain Matters..........................................................22
                  6.8      Sub Sole Stockholder's Approval..........................................................22
                  6.9      Repurchase of HISCo Founders Shares......................................................22
                  6.10     Cancellation of HISCo Options............................................................22

ARTICLE 7.        CONDITIONS PRECEDENT..............................................................................23

                  7.1      Conditions to Each Party's Obligations
                           to Effect the Merger.....................................................................23
                  7.2      Conditions to Obligations of HMS and Sub.................................................24
                  7.3      Conditions to Obligations of HISCo and HSA...............................................25

ARTICLE 8.        CLOSING...........................................................................................25

                  8.1      Closing Date.............................................................................25
                  8.2      Filing Date..............................................................................26

ARTICLE 9.        TERMINATION OF REPRESENTATIONS, WARRANTIES
                           AND COVENANTS............................................................................26

ARTICLE 10.       PAYMENT OF EXPENSES...............................................................................26
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ARTICLE 11.       TERMINATION, AMENDMENT AND WAIVER.................................................................26

                  11.1     Termination..............................................................................26
                  11.2     Effect of Termination....................................................................27
                  11.3     Amendment................................................................................27
                  11.4     Extension; Waiver........................................................................28

ARTICLE 12.       GENERAL...........................................................................................28

                  12.1     Notices..................................................................................28
                  12.2     Headings.................................................................................29
                  12.3     Counterparts.............................................................................29
                  12.4     Binding Nature...........................................................................29
                  12.5     Other Agreements.........................................................................29
                  12.6     Good Faith...............................................................................29
                  12.7     Applicable Law...........................................................................29
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                                    Exhibits

Exhibit A  -  List of Directors and Officers of Surviving
              Corporation

                                       iv
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                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT is made and entered into as of the 18th day of March 1997, by and among HEALTH MANAGEMENT SYSTEMS, INC., a New York corporation ("HMS"), HISCO ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of HMS ("Sub"), HEALTH INFORMATION SYSTEMS CORPORATION ("HISCo"), a Delaware corporation, and HSA MANAGED CARE SYSTEMS, INC. (formerly HEALTH SYSTEMS ARCHITECTS, INC.) ("HSA"), a Delaware corporation and a wholly-owned subsidiary of HISCo.

                                    RECITALS

A. The parties wish to provide for the merger (the "Merger") of Sub and HSA into HISCo, whereby it is contemplated, among other things, that all shares of common stock, $0.01 par value, of HISCo issued and outstanding ("HISCo Common Stock") immediately prior to the Effective Time of the Merger, as hereinafter defined, other than (1) HISCo Common Stock held by HMS and (2) Dissenting Shares, if any, as defined, will be converted into the right to receive $11.96 per share (the "Per Share Purchase Price") in cash, subject to adjustment as provided for in
Section 2.3(e) of this Agreement.

B. The parties hereto desire to set forth certain representations, warranties and covenants made by HMS and Sub to HISCo and HSA, and by HISCo and HSA to HMS and Sub, and the conditions precedent to the consummation of the Merger.

C. The Boards of Directors of HMS, Sub, HISCo and HSA, respectively, have approved and adopted this Agreement and the Merger;

         NOW, THEREFORE, in consideration of the premises and of the mutual provisions, agreements and covenants herein contained, HMS, Sub, HISCo and HSA hereby agree as follows:

                                   ARTICLE 1.

                                   DEFINITIONS

         1.1 Certain Definitions. The terms defined in this Section 1.1 shall, for all purposes of this Agreement, have the meanings herein specified, unless the context expressly or by necessary implication otherwise requires:

         (a) "Dissenting Shares" shall mean shares of HISCo Common Stock which shall be owned by stockholders who shall duly perfect appraisal rights in accordance with Section 262 of the Delaware General Corporation Law (the "GCL").
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         (b) "Dissenting Stockholders" shall mean those stockholders of HISCo who are holders of Dissenting Shares and are entitled to appraisal rights.

         (c) "HISCo Founders Shares" shall mean the shares of HISCo Common Stock purchased in connection with the formation of HSA (then known as "Health Information Systems Corporation") for a cash purchase price of $0.01 per share, as set forth on Schedule 3.2 attached hereto.

         (d) "HISCo Stockholders" shall mean all holders of HISCo Common Stock immediately prior to the Effective Time of the Merger.

         (e) "HISCo Stockholders' Meeting" shall mean the meeting, and any adjournments thereof, of the holders of HISCo Common Stock called and convened for the purpose of their consideration of and voting upon the transactions contemplated by this Agreement and the Merger (the parties hereto agreeing that approval of this Agreement and the Merger may instead be obtained by means of written consents in accordance with Section 228(a) of the GCL).

         (f) "Material Adverse Effect" on any entity (or group of entities taken as a whole) shall mean an effect that is materially adverse to the consolidated financial condition, assets, liabilities, business or results of operations of such entity (or, if with respect thereto, of such group of entities taken as a whole).

         (g) "Material Agreements," as used in relation to HISCo and HSA, shall have the meaning ascribed to such term in Section 3.12.

         (h) "Subsidiary" means a corporation whose voting securities are owned directly or indirectly by a "parent" corporation in such amounts as are sufficient to elect at least a majority of the Board of Directors of the Subsidiary.

         (i) "Taxes" shall mean all taxes, charges, fees, levies or other assessments including, without limitation, income, gross receipts, excise, property, sales, withholding, social security, occupation, use, service, license, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable or imposed with respect to any taxes, charges, fees, levies or other assessments.

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         1.2 Other Definitions. In addition to the terms defined in Section 1.1, certain other terms are defined elsewhere in this Agreement; whenever such terms are used in this Agreement they shall have their respective defined meanings, unless the context expressly or by necessary implication otherwise requires.

                                   ARTICLE 2.

                                   THE MERGER

         2.1 Effective Time of the Merger. Subject to the provisions of this Agreement, a Certificate of Merger, together with all other required certificates, shall be filed in accordance with the requirements of Section 251 of the GCL as soon as practicable on or after the Closing Date. The Merger shall become effective upon the filing of such certificate with the Secretary of State of the State of Delaware (the "Effective Time of the Merger").

         2.2 Effects of the Merger. At the Effective Time of the Merger:

         (a) the separate existence of Sub and HSA shall cease and Sub and HSA shall be merged with and into HISCo as the surviving corporation (the "Surviving Corporation");

         (b) HISCo's Certificate of Incorporation, as amended by the Certificate of Merger, and By-laws shall be the Certificate of Incorporation and By-laws of the Surviving Corporation; and

         (c) the persons listed on Exhibit A shall be the directors and officers of the Surviving Corporation, and such officers shall continue to act as such and hold such offices in the Surviving Corporation, until their respective successors are duly elected and qualified.

         2.3 Effect on HISCo Securities. As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holder of any shares of the issued and outstanding shares of HISCo Common Stock:

         (a) Cancellation of HISCo Common Stock Owned by HISCo. All shares of HISCo Common Stock that are owned directly or indirectly by HISCo or any Subsidiary of HISCo shall be cancelled, and no cash or other consideration shall be delivered in exchange therefor.

         (b) Conversion of HISCo Common Stock Owned by HMS. All shares of HISCo Common Stock, if any, that are owned directly or indirectly by HMS or any Subsidiary of HMS shall be converted into

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shares of issued and outstanding common stock of the Surviving Corporation on the basis of 1,600 shares of HISCo Common Stock for each share of capital stock of the Surviving Corporation.

         (c) Conversion of HISCo Common Stock Owned by HISCo Stockholders Other Than HMS. Other than shares of HISCo Common Stock owned directly or indirectly by HMS or any Subsidiary of HMS to be converted pursuant to Section 2.3(a) and Dissenting Shares, each share of HISCo Common Stock issued and outstanding immediately prior to the Effective Time of the Merger shall be converted, without any action on the part of the holders thereof, into the right to receive the Per Share Purchase Price.

         (d) Adjustments of Price. If, after the date of this Agreement, the outstanding shares of HISCo Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment or a stock dividend thereon shall be declared with a record date within said period, then, in addition to all other rights and remedies that HMS and Sub may have by reason of such event, HMS and Sub, in their sole discretion, may elect that the Per Share Purchase Price shall be correspondingly adjusted.

         (e) Dissenters' Rights of HISCo Stockholders. Any Dissenting Shares shall not be converted into the right to receive the Per Share Purchase Price but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the GCL. HISCo shall give HMS prompt notice of any demand received by HISCo for the right to receive payment of the fair market value for the HISCo Common Stock, and HMS shall have the right to participate in all negotiations and proceedings with respect to such demand. HISCo agrees that, except with the prior written consent of HMS, or as required under the GCL, HISCo will not voluntarily make any payment with respect to, or settle or offer to settle, any such demand for appraisal. Each Dissenting Stockholder who, pursuant to Section 262 of the GCL, becomes entitled to payment of the value of shares of HISCo Common Stock shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). In the event of the legal obligation, after the Effective Time of the Merger, to deliver the Per Share Purchase Price to any Dissenting Stockholder who shall have failed to make an effective demand for appraisal or shall have lost his status as a Dissenting Stockholder, HMS shall issue and deliver, upon surrender by such Dissenting Stockholder of his certificate or certificates representing shares of HISCo Common Stock, the aggregate Per Share Purchase Price to which such

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Dissenting Stockholder is then entitled under this Section 2.3, and Section 262 of the GCL.

         2.4 Conversion of Sub Capital Stock. Each share of Sub capital stock issued and outstanding immediately prior to the Effective Time of the Merger shall be converted, without any action on the part of the holder thereof, into one share of issued and outstanding capital stock of the Surviving Corporation.

         2.5 Cancellation of HSA Capital Stock. Each share of HSA capital stock issued and outstanding immediately prior to the Effective Time of the Merger shall be cancelled, and no cash or other consideration shall be delivered in exchange therefor.

         2.6 Payment of Per Share Purchase Price.

         (a) As soon as practicable after the Effective Time of the Merger, HMS shall mail to each holder (other than HMS or any Subsidiary of HMS) of record of a certificate or certificates representing then outstanding shares of HISCo Common Stock (the "Certificates"), a Letter of Transmittal or similar instrument for use in effecting the surrender of the Certificates in exchange for the Per Share Purchase Price pursuant to Section 2.3 hereunder. Upon surrender to HMS of a Certificate for cancellation after the Effective Time of the Merger, the holder of such Certificate shall be entitled to receive in exchange therefor the aggregate Per Share Purchase Price to which the holder of HISCo Common Stock is entitled pursuant to Section 2.3 of this Agreement and is represented by the Certificate so surrendered. The Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of HISCo Common Stock which is not registered in the transfer records of HISCo, the aggregate Per Share Purchase Price may be paid to a transferee if the Certificate representing the right to receive such aggregate Per Share Purchase Price is presented to HMS and accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.4, each Certificate shall be deemed at any time after the Effective Time of the Merger to represent the right to receive upon such surrender the aggregate Per Share Purchase Price as provided by Section 2.3 and the provisions of the GCL.

         (b) No Further Ownership Rights in HISCo Common Stock. Payment of the aggregate Per Share Purchase Price upon the surrender for exchange of shares of HISCo Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of

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HISCo Common Stock. There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of HISCo Common Stock which were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, Certificates, with respect to shares of HISCo Common Stock owned by HISCo Stockholders other than HMS or any Subsidiary of HMS are presented to the Surviving Corporation for any reason, they shall be canceled and the aggregate Per Share Purchase Price or Per Option Purchase Price, as the case may be, shall be paid therefor as provided in this
Article 2.

                                   ARTICLE 3.

                 REPRESENTATIONS AND WARRANTIES OF HISCo and HSA

         Each of HISCo and HSA represents and warrants to HMS and Sub as of the date hereof and as of the Closing Date as follows:

         3.1 Organization and Standing. Each of HISCo and HSA is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, and has the full power and authority (corporate and otherwise) to carry on its business in the places and as it is now being conducted and to own and lease the properties and assets which it now owns or leases.

         3.2 Capital Structure. The authorized capital stock of HISCO consists of 17,000,000 shares of Common Stock, $.01 par value, of which 3,894,396 shares are issued and outstanding, inclusive of 2,500,000 HISCo Founders Shares, 1,500,000 shares of which are to be repurchased by HISCo immediately prior to the Effective Time of the Merger as provided in Section 6.09, and 5,000,000 shares of Preferred Stock, $.01 par value, of which no shares are issued and outstanding. All of the issued and outstanding HISCo Common Stock is owned of record and beneficially by the stockholders as set forth on Schedule 3.2 attached hereto. All of the outstanding shares of HISCo Common Stock were issued in compliance with applicable federal and state securities laws, and no further registration, qualification or other compliance under such securities laws is required. All of the outstanding shares of HISCo Common Stock are validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, HISCo's Certificate of Incorporation or By-laws or any agreement to which HISCo is a party or is bound. There are 312,829 HISCo Options outstanding, which are owned of record and beneficially by the holders thereof as set forth on Schedule 3.2 attached hereto, all of which HISCo Options are to be cancelled immediately prior to the

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Effective Time of the Merger as provided in Section 6.10. The authorized capital stock of HSA consists of 1,000 shares of common stock, $.01 par value, of which 1,000 shares are issued and outstanding, all of which are owned by HISCo. Except for the foregoing, there are no equity securities of any class of HISCo or HSA or any security exchangeable or convertible into or exercisable for such equity securities, issued, reserved for issuance or outstanding. There are no other options, warrants, calls, rights, commitments or agreements of any character to which HISCo or HSA is a party or by which they are bound obligating HISCo or HSA to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of HISCo or HSA or obligating HISCo or HSA to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no voting trusts or other agreements or understandings with respect to the shares of capital stock of HISCo or HSA.

         3.3 Equity Investments. Neither HISCo nor HSA owns, directly or indirectly, any equity interest in any corporation, partnership, joint venture, trust or other business entity; provided, however, that HISCo owns all of the outstanding capital stock of HSA.

         3.4 Authority. Each of HISCo and HSA has all requisite corporate power and authority to enter into this Agreement and, subject to approval of this Agreement by the stockholders of HISCo and by HISCo in its capacity as the sole stockholder of HSA, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of each of HISCo and HSA, subject to such approval by the stockholders of each of HISCo and HSA. This Agreement has been duly executed and delivered by each of HISCo and HSA and, subject to such approval by the stockholders of each of HISCo and HSA, constitutes a valid and binding obligation of each of HISCo and HSA, enforceable against each of HISCo and HSA in accordance with its terms, except as such terms may be (i) limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally (including fraudulent transfer laws), and (ii) subject to general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law). Subject to satisfaction of the conditions set forth in Sections 7.1 and 7.3, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or

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acceleration of any obligation or to loss of a material benefit under (i) any provision of the Certificate of Incorporation or Bylaws of HISCo or HSA or (ii) any Material Agreement or permit, license, judgment, order, statute, rule or regulation applicable to either HISCo or HSA or their respective properties or assets, other than any such conflicts, violations, defaults, terminations, cancellations or accelerations which individually or in the aggregate would not have a Material Adverse Effect on HISCo or HSA.

         3.5 Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (a "Governmental Entity"), is required by or with respect to HISCo or HSA in connection with the execution and delivery of this Agreement by HISCo and HSA or the consummation by HISCo and HSA of the transactions contemplated hereby, except for (i) the filing of a Certificate of Merger with the Secretary of State of the State of Delaware, and appropriate documents with the relevant authorities of other states in which HISCo or HSA is qualified to do business,
(ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country and (iii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a Material Adverse Effect on HISCo or HSA.

         3.6 Financial Statements. HISCo has furnished to HMS: (i) the consolidated balance sheet of HISCo as of October 31, 1996 (the "1996 Consolidated Balance Sheet") and the related consolidated statements of earnings, stockholders' equity and cash flows for the year then ended (together with the 1996 Consolidated Balance Sheet, the "1996 Consolidated Financial Statements"), certified by Ernst & Young LLP, (ii) the unaudited balance sheet of HSA as of October 31, 1996 (the "1996 HSA Balance Sheet") and the related statements of earnings of HSA for the year then ended, certified by Controller of HSA (together with the 1996 HSA Balance Sheet, the "1996 HSA Financial Statements"), and (iii) the unaudited balance sheet of HSA as of January 31, 1997 (the "January Balance Sheet"), and the related statement of earnings of HSA for the three months then ended, certified by the Controller of HSA (together with the January Balance Sheet, the "Interim Financial Statements"). The 1996 Consolidated Financial Statements and 1996 HSA Financial Statements (including any related schedules and/or notes, if any) and the Interim Financial Statements are complete and correct in all material respects and have been prepared in accordance with generally accepted accounting principles, consistently applied ("GAAP") and, in the case of the Interim Financial Statements, subject to normal year-end adjustments. The 1996 Consolidated

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Balance Sheet and 1996 HSA Balance Sheet fairly present the consolidated financial position of HISCo and the financial position of HSA as of their respective dates, and the 1996 Consolidated Financial Statements and the 1996 HSA Financial Statements fairly present the consolidated results of operations of HISCo and the unconsolidated results of operations of HSA, respectively, for the period then ended. Except as described in Schedule 3.6 hereto, the Interim Financial Statements are complete and correct in all material respects, fairly present the financial position and earnings of HSA at the dates and for the periods presented, and have been compiled in accordance with GAAP (except that the Interim Financial Statements are subject to normal year-end adjustments which, both individually and in the aggregate, will not differ materially and adversely from the Interim Financial Statements). Except as described in
Schedule 3.6 hereto, there has been no material adverse change in the operations or condition (financial or other) of HISCo since October 31, 1996 or HSA since January 31, 1997. Except as reflected in the 1996 Consolidated Financial Statements or the Interim Financial Statements, neither HISCo nor HSA had any obligations or liabilities, absolute, accrued or contingent, as of October 31, 1996 and January 31, 1997, respectively, that are material to the business or assets of either HISCo or HSA taken as a whole other than performance obligations under contracts or agreements with customers.

         3.7 Absence of Changes. Since October 31, 1996 and January 31, 1997, respectively, neither HISCo nor HSA have, except as disclosed on Schedule 3.7 attached hereto:

         (a) suffered any changes in its condition (financial or otherwise), net worth, assets, properties, obligations or liabilities which, in the aggregate, have a Material Adverse Effect on HISCo or HSA or become aware of any event which may result in any such Material Adverse Effect;

         (b) issued, or authorized for issuance, or entered into any commitment to issue, any equity security, bond, note or other security of HISCo or HSA, except for those stock options set forth on Schedule 3.7 attached hereto;

         (c) incurred additional debt for borrowed money, except in the ordinary and usual course of business;

         (d) paid any obligation or liability, or discharged, settled or satisfied any claim, lien or encumbrance, except for current liabilities in the ordinary and usual course of business;

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         (e) declared, promised, or paid any dividend, payment or other distribution on or with respect to any share of HISCo Common Stock;

         (f) purchased, redeemed or otherwise acquired or committed itself to acquire, directly or indirectly, any share or shares of HISCo Common Stock, except as contemplated in this Agreement;

         (g) mortgaged, pledged, or otherwise, voluntarily or involuntarily encumbered any of its assets or properties, except for liens for current taxes which are not yet due and payable and purchase-money liens arising out of the purchase or sale of products or services made in the ordinary and usual course of business consistent with past practices;

         (h) transferred, assigned, licensed, conveyed or liquidated any of its assets or entered into any transaction or incurred any liability or obligation which affected its assets, other than transactions occurring in the ordinary and usual course of business consistent with past practices;

         (i) suffered any material destruction, damage or loss relating to its assets whether or not covered by insurance;

         (j) committed, suffered, permitted or incurred any default in any liability or obligation which, in the aggregate, has had or will have any Material Adverse Effect upon HISCo or HSA;

         (k) made any expenditure or commitment for the purchase, acquisition, construction or improvement of a capital asset, except in the ordinary and usual course of business consistent with past practices;

         (l) sold, assigned, transferred or conveyed, or committed itself to sell, assign, transfer or convey, any Proprietary Rights (as defined in Section 3.14), except in the ordinary course of business consistent with past practices (including non-exclusive licensing in connection with the sale of equipment);

         (m) effected or agreed to effect any amendment or supplement to any employee benefit plan or arrangement or paid, agreed to pay or incurred any obligation for any payment for, any contribution or other amount to or with respect to, any employee benefit plan, or paid any bonus to, or granted any increase in the compensation of, its officers, agents or employees, or made any increase in the pension, retirement or other benefits of its directors, officers, agents or other employees;

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
         (n) paid or committed itself to pay to or for the benefit of any of its directors, officers, employees or stockholders any compensation of any kind other than wages, salaries and benefits at times and rates in effect prior to October 31, 1996 or January 31, 1997, respectively, except for increases and bonuses to employees in the ordinary course of business consistent with past practices;

         (o) effected or committed itself to effect any amendment or modification in its Certificate of Incorporation or By-laws, except as contemplated in this Agreement, or to any change in the terms of any contract or instrument to which it is a party which may have a Material Adverse Effect on HISCo or HSA;

         (p) incurred any other material liability or obligation or entered into any transaction other than in the ordinary course of business consistent with past practices; or

         (q) received any notices, or has reason to believe, that any supplier or customer of HISCo or HSA has taken or contemplates any steps which could disrupt the business relationship of HISCo or HSA with said supplier or customer or could result in the diminution in the value of HISCo or HSA as a going concern.

         3.8 Properties. Neither HISCo nor HSA owns any fee interest in real property. The 1996 Consolidated Financial Statements and the Interim Financial Statements reflect all of the personal property used by HISCo or HSA in its business or otherwise held by HISCo or HSA, as of their respective dates, except for (i) property acquired or disposed of in the ordinary and usual course of the business of HISCo or HSA since the dates of the 1996 Consolidated Balance Sheet and the January Balance Sheet, and (ii) property not required under generally accepted accounting principles to be reflected thereon. Each of HISCo and HSA has good and marketable title to all assets and properties listed on the 1996 Consolidated Balance Sheet and the January Balance Sheet and thereafter acquired, free and clear of any imperfections of title, security interests, liens, pledges, claims, charges, escrows, encumbrances, options, rights of first refusal, mortgages, indentures, easements, licenses, security agreements or other agreements, arrangements, contracts, commitments, understandings or obligations (collectively, the "Encumbrances"), except (i) liens for current taxes not yet due and payable or (ii) Encumbrances referred to in the 1996 Consolidated Balance Sheet, the January Balance Sheet or in Schedule 3.8 attached hereto (provided that the foregoing representation does not extend to Proprietary Rights as to which Section 3.13 applies).

         3.9 Taxes. Each of HISCo and HSA has duly filed or caused to be filed with the appropriate United States, state, local and foreign governmental agencies all tax returns and reports required to be filed, and all such reports are true, correct and complete in all material respects. Each of HISCo and HSA has paid all Taxes shown thereon as owing. All Taxes due through the date of the Closing will have been fully paid by that date or provided for by adequate reserves. The 1996 Consolidated Financial Statements and the Interim Financial Statements reflect all Taxes accrued through the period indicated thereon. Neither HISCo nor HSA is a party to any pending action or proceeding, nor is any such action or proceeding threatened by any governmental authority for the assessment or collection of Taxes, and no claim for assessment or collection of Taxes has been asserted against HISCo or HSA. For purposes of this Agreement, an action shall be deemed pending, and a claim shall be deemed to have been asserted, only after service of summons or other notice has been made upon HISCo or HSA.

         3.10 Compliance with Law. Except for possible minor exceptions, the curing or non-curing of which would not have a Material Adverse Effect on HISCo or HSA, the business of HISCo and HSA has been conducted in accordance with all applicable laws, regulations, orders and other requirements of governmental authorities.

         3.11 Litigation. Except as otherwise set forth on Schedule 3.11 attached hereto, there is no claim, dispute, action, proceeding, suit or appeal, or investigation, at law or in equity, pending against HISCo or HSA or affecting any of its assets or properties (including the Proprietary Rights), before any court, agency, authority, arbitration panel or other tribunal and none has been threatened against HISCo or HSA. There are no facts which, if known to stockholders, customers, governmental authorities or other persons, would be a basis for any such claim, dispute, action, proceeding, suit or appeal or investigation which would have a Material Adverse Effect on HISCo or HSA. Neither HISCo nor HSA is subject to any order, writ, injunction or decree of any court, agency, authority, arbitration panel or other tribunal.

         3.12 Material Agreements. Schedule 3.12 attached hereto consists of a true and complete list of all Material Agreements relating to HISCo or HSA, and not listed on another schedule hereto, to which HISCo or HSA is a party and which have been entered into by HISCo or HSA after June 30, 1995. Schedule 3.12 further identifies each of the Material Agreements which contain change of control provisions. Prior to the execution of this Agreement, HISCo and HSA have delivered or made available to HMS a true and complete copy of each such Material Agreement. Except as set forth on Schedule 3.12 attached hereto or any other schedule to this Agreement, neither HISCo nor HSA is a party or subject to any other Material Agreements.

         For purposes of this Agreement, "Material Agreements" means the following written and oral agreements, contracts, or arrangements:

         (a) each partnership, joint venture or similar agreement of HISCo or HSA with a third person;

         (b) each contract or agreement under which HISCo or HSA has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness of more than $25,000 in principal amount or under which HISCo or HSA has imposed (or may impose) a security interest or lien on any of its assets, whether tangible or intangible, securing indebtedness in excess of $25,000;

         (c) each contract or agreement which involves an aggregate payment or commitment per contract or agreement on the part of HISCo or HSA of more than $25,000;

         (d) each contract or agreement relating to employment or consulting, and each severance or indemnification agreement or arrangement with any of the directors, officers, consultants or employees of HISCo or HSA, without regard to the value thereof;

         (e) all leases and subleases from any third person to HISCo or HSA;

         (f) each contract or agreement to which HISCo, HSA or their affiliates is a party limiting, in any material respect, the right of HISCo or HSA prior to the Effective Date of the Merger, or the Surviving Corporation or any of its subsidiaries or affiliates at or after the Effective Time of the Merger (i) to engage in, or to compete with any person in, any business, including each contract or agreement containing exclusivity provisions restricting the geographical area in which, or the method by which, any business may be conducted by HISCo, HSA or any of their affiliates prior to the Effective Time of the Merger, or the Surviving Corporation or any of its subsidiaries or affiliates after the Effective Date or (iii) to solicit any customer or client;

         (g) all material licenses, licensing agreements and other agreements pertaining to any Proprietary Rights;

         (h) all distribution and development agreements; and

         (i) all other contracts or agreements which are material to HISCo or HSA or the conduct of its business, other than those made in the ordinary and usual course of business or those which are terminable by HISCo or HSA upon no greater than sixty (60) days prior notice and without penalty or other adverse consequences.

         Except for those matters which, individually or in the aggregate, do not and will not have a Material Adverse Effect on HISCo or HSA, no third party has made or raised any claim, dispute or controversy with respect to any of the Material Agreements nor has HISCo or HSA received notice or warning of alleged nonperformance, delay in delivery or other noncompliance by HISCo or HSA with respect to its obligations under any of the Material Agreements, nor are there any facts which exist indicating that any of the Material Agreements may be totally or partially terminated or suspended by the other parties thereto.

         3.13 Proprietary Rights. HISCo or HSA owns or possesses adequate licenses or other rights to use all computer software, software programs, patents, patent applications, trademarks, trademark applications, trade secrets, service marks, trade names, copyrights, inventions, drawings, designs, customer lists, proprietary know-how or information, or other rights with respect thereto (collectively referred to as "Proprietary Rights"), used in the business of HISCo or HSA, and the same are sufficient to conduct HISCo's or HSA's business as it has been and is now being conducted or as it may foreseeably be conducted in the future. All of such licenses are in full force and effect and constitute legal, valid and binding obligations of the respective parties thereto; there have not been and there currently are not any material defaults thereunder by any party; and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a material default thereunder. The validity, continuation and effectiveness of all of such licenses under the current material terms thereof will in no way be affected by the transactions contemplated in this Agreement or, if any would be affected, HISCo, HSA and HMS shall use all necessary and reasonable means at their disposal to cause an appropriate consent to such transaction to be delivered to HMS prior to the Closing Date at no cost or other adverse consequences to HMS. The operations of HISCo and HSA do not conflict with or infringe, and no one has asserted to HISCo or HSA that such operations conflict with or infringe, any Proprietary Rights owned, possessed or used by any third party.

         3.14 No Conflict. The execution and delivery of this Agreement by HISCo and HSA, and the performance of each of their obligations hereunder, (i) are not in violation or breach of, and will not conflict with or constitute a default under, any of the terms of the Certificate of Incorporation or By-laws of HISCo or HSA or any Material Agreement; (ii) will not give rise to a right by any party to terminate its obligations under any Material Agreement; (iii) will not result in the creation or imposition of any lien, encumbrance, equity or restriction in favor of any third party upon any of the material assets or properties of HISCo or HSA; and
(iv) will not conflict with or violate any applicable law, rule, regulation, judgment, order or decree of any government, governmental instrumentality or court having jurisdiction over HISCo or HSA or any of its assets or properties.
Schedule 3.14 attached hereto contains a full and complete list of all necessary consents, waivers and approvals required in connection with the execution and delivery of this Agreement by HISCo and HSA and the performance of HISCo's and HSA's obligations hereunder.

         3.15 No Default. Each of HISCo and HSA has in all material respects performed, or is now performing, the obligations of, and it is not in default (nor would by the lapse of time and/or the giving of notice be in default) in respect of, any Material Agreements. Each of the Material Agreements is a legal, binding and enforceable obligation by or against HISCo or HSA, assuming in the case of any such agreement, that it is a legal, binding and enforceable obligation of the other party(ies) thereto, enforceable in accordance with its terms, except as such terms may be (i) limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally (including fraudulent transfer laws), and (ii) subject to general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         3.16 Information Supplied. None of the information provided or to be provided by HISCo and HSA to HMS in writing in connection with the transactions contemplated by this Agreement contains or will contain, at the time such information was or is provided, any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the extent facts or circumstances occur subsequent to the provision by HISCo or HSA of any written information to HMS which causes such information to become materially misleading, HISCo and HSA will update such information in order to make the statements made, in light of the circumstances under which they were made, not misleading. HISCo's and HSA's obligation to update hereunder shall commence as of the date of this Agreement and shall continue thereafter until the Closing Date.

         3.17 Labor Relations; Employees. No past or current HISCo or HSA employee has made a claim before any government agency or in any court against HISCo or HSA or threatened to make such a claim. Each of HISCo and HSA will pay in full to the extent possible or, if not, accrue by adequate reserves, all wages, salaries, bonuses, sick pay, vacation pay and other direct and indirect compensation earned by all employees of their respective employees through the Closing Date (whether or not payable by such date). Upon termination of the employment of any HISCo or HSA employee by HMS, HMS will not incur any liability for any severance or termination pay or other similar payment except as expressly provided in employment agreements listed on Schedule 3.12. Each of HISCo and HSA is in compliance with all federal, state, local, and foreign laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours. There is no unfair labor practice complaint against HISCo or HSA pending before the National Labor Relations Board or strike, dispute, slowdown or stoppage pending or threatened against or involving HISCo or HSA, and none has occurred since October 31, 1996. No representation question exists respecting the employees of HISCo or HSA and no collective bargaining agreement is currently being negotiated by HISCo or HSA.

         3.18 Customers and Suppliers. Schedule 3.18 is a true and complete list of each of HSA's 10 largest customers and suppliers (measured by dollar volume in each case) during fiscal year 1996 and the first quarter of fiscal year 1997 showing, with respect to each, the name and address, dollar volume involved and nature of the relationship (including the principal categories of products or services bought and sold).

                                   ARTICLE 4.

                  REPRESENTATIONS AND WARRANTIES OF HMS AND SUB

         HMS represents and warrants to HISCo and HSA as of the date hereof and as of the Closing Date as follows:

         4.1 Organization. Each of HMS and Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has the full power and authority (corporate or otherwise) to carry on its business in the places and as it is now being conducted and to own and lease the properties which it now owns and leases.

         4.2 Capital Structure of Sub. The authorized capital stock of Sub consists of 200 shares of Common Stock, $.01 par value ("Sub Common"). Upon the execution of this Agreement, 200 shares of Sub Common were validly issued and outstanding and were and, as of the Effective Time of the Merger will be, held by HMS of record and beneficially.

         4.3 Authority. HMS and Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of HMS and Sub. This Agreement has been duly executed and delivered by HMS and Sub and constitutes valid and binding obligations of HMS and Sub, enforceable against them in accordance with its terms, except as such terms may be (i) limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally (including fraudulent transfer laws), and (ii) subject to general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law). Subject to satisfaction of the conditions set forth in Sections 7.1 and 7.2, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under (i) any provision of the Certificate of Incorporation or Bylaws of HMS, (ii) any provision of the Certificate of Incorporation or By-laws of Sub, or (iii) any material agreement, permit, license, judgment, order, statute, rule or regulation applicable to HMS, Sub or any Subsidiary of HMS or their respective properties or assets, other than any such conflicts, violations, defaults, terminations, cancellations or accelerations which individually or in the aggregate would not have a Material Adverse Effect on HMS, Sub and HMS's Subsidiaries.

         4.4 Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to HMS or Sub in connection with the execution and delivery of this Agreement by HMS and Sub or the consummation by HMS and Sub of the transactions contemplated hereby, except for (i) the filing of a Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which HMS or Sub is qualified to do business, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country, (iii) the filing of such reports under Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated hereby, and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a Material Adverse Effect on HMS, Sub and Subsidiaries.

         4.5 No Conflict. The execution and delivery of this Agreement and the Merger Agreement by HMS, and the performance of its obligations hereunder or thereunder, (i) are not in violation or breach of, and will not conflict with or constitute a default under, any of the terms of the Certificate of Incorporation or Bylaws of HMS or any of its Subsidiaries, or any material contract, agreement or commitment binding upon HMS or any of its Subsidiaries or any of their assets or properties; (ii) will not give rise to a right by any party to terminate its obligations under any HMS material agreement; (iii) will not result in the creation or imposition of any lien, encumbrance, equity or restriction in favor of any third party upon any of the material assets or properties of HMS or any of its Subsidiaries; and (iv) will not conflict with or violate any applicable law, rule, regulation, judgment, order or decree of any government, governmental instrumentality or court having jurisdiction over HMS or any of its Subsidiaries or any of their assets or properties.

         4.6 No Prior Activities. Sub has not incurred any liabilities or obligations, except those incurred in connection with its incorporation or with the negotiation and consummation of this Agreement and the transactions contemplated hereby. Sub has not engaged in any business or activities of any type or kind whatsoever, or entered into any agreements or arrangements with any person or entity, and is not subject to or bound by any obligation or undertaking which are not contemplated by this Agreement or incurred in connection with its incorporation.

                                   ARTICLE 5.

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

         During the period from the date of this Agreement and continuing until the Effective Time of the Merger, each of HISCo and HSA agrees (except as expressly contemplated by this Agreement or to the extent that HMS shall otherwise consent in writing) that:

         5.1 Ordinary Course. It will use all reasonable efforts, consistent with its past practice and policy to: (i) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business; (ii) to preserve intact its present business organization; (iii) keep available the services of its present officers and key employees and preserve its relationship with customers, suppliers and others having business dealings with it; and (iv) maintain continuously insurance coverage substantially equivalent to the insurance coverage in existence on the date of this Agreement. In addition, neither HISCo nor HSA will engage in any transaction not in the ordinary course consistent with its past practices, nor will HISCo or HSA enter into any new Material Agreement or amend any existing Material Agreement (other than minor modifications) without the prior written consent of HMS.

         5.2 Dividends; Changes in Stock. Neither HISCo nor HSA shall: (i) declare, pay or promise to pay any dividends on or make other distributions in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of HISCo or HSA or (iii) repurchase or otherwise acquire any shares of its capital stock, except for the repurchase of HISCo Founders Shares as provided in Section 6.09 and the cancellation of the HISCo Options as provided in Section 6.10.

         5.3 Issuance of Securities. Neither HISCo nor HSA shall issue, deliver or sell or authorize, promise or propose the issuance, delivery or sale of, or purchase or promise or propose the purchase of, any shares of its capital stock or any class of securities exercisable or convertible into or exchangeable for, or rights, warrants or options to acquire, any such shares or other convertible securities.

         5.4 Governing Documents. Neither HISCo nor HSA shall amend its Certificate of Incorporation or By-laws, except as contemplated in this Agreement.

         5.5 No Acquisitions. Neither HISCo nor HSA shall acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business of any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to either HISCo or HSA taken as a whole, except with the prior written consent of HMS.

         5.6 No Dispositions. Neither HISCo nor HSA shall sell, lease or otherwise dispose of any of its assets, which are material, individually or in the aggregate, to either HISCo or HSA, except in the ordinary course of business consistent with prior practice.

         5.7 Indebtedness. Neither HISCo nor HSA shall incur any indebtedness for borrowed money, or guarantee any such indebtedness or issue or sell or promise to issue or sell, any debt securities of HISCo or HSA or guarantee any debt securities of others.

         5.8 Benefit Plans, Etc. Neither HISCo nor HSA shall adopt or amend in any material respect any agreement with employees, other than as provided in this Agreement.

         5.9 Accounting Practices. Neither HISCo nor HSA shall alter the manner of keeping its books, accounts or records, or change in any manner the accounting practices therein reflected.

         5.10 Other Agreements. Neither HISCo nor HSA shall agree, in writing or otherwise, to do any of the foregoing.

                                   ARTICLE 6.

                              ADDITIONAL AGREEMENTS

         6.1 Access to Information. Each of HISCo and HSA shall afford to HMS and to HMS's accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time of the Merger to all of HISCo's and HSA's properties, books, contracts, commitments and records and, during such period, HISCo and HSA shall use all reasonable efforts to furnish promptly to HMS all other information concerning the business, properties and personnel of HISCo and HSA as HMS may reasonably request. HMS will not use such information for purposes other than this Agreement and will otherwise hold such information in confidence (and will cause its consultants and advisors also to hold such information in confidence) until such time as such information otherwise becomes publicly available, and in the event of termination of this Agreement for any reason, HMS shall promptly return, or cause to be returned, to HISCo and HSA all nonpublic documents obtained from HISCo and HSA which it would not otherwise have been entitled to obtain, and any copies made of such documents, extracts and copies thereof, as well as schedules, exhibits or other documents contained in or derived from such information. Notwithstanding the foregoing, HMS shall be permitted to disclose such information in its filings with the Securities and Exchange Commission as and to the extent required under applicable federal securities laws.

         6.2 Legal Conditions to the Merger. Each party will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and will promptly cooperate with and furnish information to the other party in connection with any such requirements imposed upon such other party in connection with the Merger. Each party will take all reasonable actions to obtain, and to cooperate with the other party with respect to, any consent, authorization, order or approval of, or any exemption by, any Governmental Entity, or other third party, required to be obtained or made by such party or its Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

         6.3 HISCo Stockholders' Approval. HISCo agrees to submit this Agreement and any related matters to its stockholders for approval, as provided by law and its Certificate of Incorporation and By-laws, immediately following the execution of this Agreement. The Board of Directors of HISCo will, subject to its fiduciary duties, unanimously recommend to the HISCo stockholders that such stockholders approve the transactions contemplated by this Agreement. In addition, HISCo shall approve this Agreement and the transactions contemplated hereby in its capacity as the sole stockholder of HSA. HMS agrees to vote its shares in HISCo in favor of the transactions contemplated by this Agreement.

         6.4 Dissenting Shares. As promptly as practicable after the date of the HISCo Stockholders' Meeting, or the approval of this Agreement and the Merger by means of written consents in accordance with Section 228(a) of the GCL, HISCo shall furnish HMS with the name, address and number of Dissenting Shares owned by each Dissenting Stockholder.

         6.5 Employee Benefits. HMS agrees that, after the Closing Date, HSA employees will be afforded the opportunity to continue to participate in benefits programs that are currently available to them. In addition, they will be afforded the opportunity to participate in equity acquisition programs that are currently available to all HMS employees. For purposes of participating in all such programs, HSA employees will be given length of service credit, to the extent applicable, for the period of their employment by HSA and its predecessors in interest.

         6.6 Communications. Between the date hereof and the Effective Time of the Merger, neither HISCo, HSA nor HMS will furnish any communication to its stockholders or to the public generally if the subject matter thereof relates to the other party or to the transactions contemplated by this Agreement without the prior approval of the other parties as to the content hereof, which approval shall not be unreasonably withheld; provided, however, that HMS shall be entitled to make any disclosure to the public as it shall reasonably believe to be necessary to comply with the requirements of federal or state securities laws or the Nasdaq National Market System (provided that, in such event, HMS shall make reasonable efforts to advise HISCo and HSA in advance of such disclosure).

         6.7 Notification of Certain Matters. HISCo and HSA shall give prompt notice to HMS and HMS shall give prompt notice to HISCo and HSA, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would, in the reasonable judgment of their respective management, be likely to cause either (a) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time of the Merger or (b) any condition set forth herein to be unsatisfied in any material respect at any time from the date of this Agreement to the Effective Time of the Merger, and (ii) any material failure of HISCo, HSA, HMS or Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, provided that the delivery of any notice pursuant to this Section 6.9 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         6.8 Sub Sole Stockholder's Approval. HMS agrees, in its capacity as the sole stockholder of Sub, to approve this Agreement and any related matters, as provided by law and Sub's Certificate of Incorporation and By-laws, immediately following the execution of this Agreement.

         6.9 Repurchase of HISCo Founders Shares. Prior to the Effective Time of the Merger, HISCo shall repurchase the HISCo Founders Shares owned by HISCo Stockholders other than HMS or any Subsidiary of HMS for $0.01196 in cash per share.

         6.10 Cancellation of HISCo Options. Prior to the Effective Time of the Merger, HISCo shall cancel all of the HISCo Options then issued and outstanding upon HSA's payment to the respective HSA employee optionholders and HMS's payment to the remainder of the optionholders an amount in cash in respect of each share issuable under such HISCo Options equal to the difference between (i) the Per Share Purchase Price and (11) the exercise price of such HISCo Options. Holders of HISCo Options cancelled as provided herein shall be afforded the right to exercise dissenters' rights pursuant to Section 262 of the GCL as if they had elected to exercise their respective HISCo Options immediately prior to the cancellation thereof. Holders of HISCo Options that exercise dissenters' rights shall be entitled to retain the payments provided in this Section 6.10 in respect of cancelled HISCo Options regardless of whether the appraised value of such HISCo Options turns out to be less than such payments.

                                   ARTICLE 7.

                              CONDITIONS PRECEDENT

         7.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction, or to the waiver by such party, on or prior to the Closing Date, of each of the following conditions:

         (a) Stockholder Approval. This Agreement shall have been approved and adopted by the required affirmative vote of (i) the holders of the outstanding shares of HISCo Common Stock, (ii) HISCo in its capacity as the sole stockholder of HSA and (iii) HMS in its capacity as the sole stockholder of Sub.

         (b) Government Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred or been obtained, other than filings with and approvals by any Governmental Entity relating to the Merger if failure to make such filings or obtain such approvals would not be materially adverse to HMS or its Subsidiaries taken as a whole, HISCo or HSA.

         (c) Third-Party Approvals. Any and all consents or approvals required from third parties that if not obtained would have a Material Adverse Effect on HISCo or HSA shall have been obtained.

         (d) Legal Action. No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any federal or state court and remain in effect, and no litigation seeking the issuance of such an order or injunction, or seeking the imposition against HISCo, HSA or HMS of substantial damages if the Merger is consummated, shall be pending or threatened which, in the good faith judgment of HISCo's, HSA's or HMS's Board of Directors has a reasonable probability of resulting in such order, injunction or damages. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

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         (e) Statutes. No statute, rule or regulation shall have been enacted by the government of the United States or any state or agency thereof which would make the consummation of the Merger illegal.

         7.2 Conditions to Obligations of HMS and Sub. The obligations of HMS and Sub to effect the Merger are subject to the satisfaction on or prior to the Closing Date of the following conditions, unless waived by HMS and Sub:

         (a) Representations and Warranties. The representations and warranties of HISCo and HSA set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, and HMS shall have received a certificate or certificates to such effect signed by the Acting President of HISCo and the Chief Executive Officer and Controller of HSA.

         (b) Performance of Obligations of HISCo and HSA. HISCo and HSA shall have performed in all material respects all obligations required to be performed by them under this Agreement prior to the Closing Date, and HMS shall have received a certificate signed by the Acting President of HISCo and the Chief Executive Officer of HSA to such effect.

         (c) No Adverse Change in the Business of HISCo and HSA. HMS shall have received a certificate signed by the Acting President of HISCo and the Chief Executive Officer and Controller of HSA that since the date of the 1996 Consolidated Financial Statements and the Interim Financial Statements, respectively, there has been no Material Adverse Change in the business of HISCo and HSA.

         (d) Corporate Action. HMS shall have received from HISCo and HSA certified copies of resolutions of HISCo's and HSA's stockholders and Board of Directors approving and adopting this Agreement and the transactions contemplated hereby, and HMS shall have received a certificate signed on behalf of HISCo and HSA by the corporate secretaries or other authorized officers of HISCo and HSA to such effect.

         (e) Repurchase of HISCo Founders Shares. Immediately prior to the Effective Time of the Merger, HISCo shall have repurchased the HISCo Founders Shares (except for HISCo Founders Shares owned by HMS or any Subsidiary of HMS) for a cash price of $0.01196 per share.

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         (f) Cancellation of HISCo Options. Immediately prior to the Effective
Time of the Merger, HISCo shall have cancelled the HISCo Options.

         7.3 Conditions to Obligations of HISCo and HSA. The obligations of HISCo and HSA to effect the Merger are subject to the satisfaction on or prior to the Closing Date of the following conditions unless waived by HISCo and HSA:

         (a) Representations and Warranties. The representations and warranties of HMS and Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, and HISCo and HSA shall have received a certificate signed by the Chief Executive and Chief Financial Officers of HMS to such effect.

         (b) Performance of Obligations of HMS and Sub. HMS and Sub shall have performed all obligations required to be performed by them under this Agreement prior to the Closing Date, and HISCo and HSA shall have received a certificate signed by the Chief Executive Officer of HMS to such effect.

         (c) Corporate Action. HISCo and HSA shall have received from HMS certified copies of resolutions of Sub's sole stockholder and of HMS's and Sub's Boards of Directors approving and adopting this Agreement and the transactions contemplated hereby, and HISCo and HSA shall have received a certificate signed on behalf of each of HMS and Sub by the corporate secretary or other authorized officer of each such company to such effect.

                                   ARTICLE 8.

                                     CLOSING

         8.1 Closing Date. The Closing under this Agreement (the "Closing") shall be held not more than five (5) business days following satisfaction of all conditions precedent to the Merger specified in this Agreement, unless duly waived by the party entitled to satisfaction thereof. The parties hereto anticipate that the Closing will occur on or before March 18, 1997. In any event, if the Closing has not occurred on or before April 17, 1997, this Agreement may be terminated as provided in Article 11. Such date on which the Closing is to be held is herein referred to as the "Closing Date." The Closing shall be held at the offices of Coleman & Rhine LLP, 1120 Avenue of the Americas, 19th Floor, New York, New York 10036, at 10:00 a.m. on such date, or at such other time and place as the parties may mutually agree.

         8.2 Filing Date. Subject to the provisions of this Agreement, on the Closing Date, a fully-executed and acknowledged copy of this Agreement, if required, along with required related certificates of HISCo, HSA and Sub meeting the requirements of the GCL, shall be filed with the Secretary of State of the State of Delaware, all in accordance with the provisions of this Agreement.

                                   ARTICLE 9.

            TERMINATION OF REPRESENTATIONS, WARRANTIES AND COVENANTS

         The representations, warranties and covenants contained in this Agreement shall terminate simultaneously with the Effective Time of the Merger.

                                   ARTICLE 10.

                               PAYMENT OF EXPENSES

         HMS, Sub HISCo and HSA shall each pay their own out-of-pocket expenses incurred incident to the preparation and carrying out of the transactions herein contemplated, whether or not such transactions are consummated; provided, however, that if the Merger is consummated, HISCo's and HSA's out-of pocket expenses (including reasonable attorneys fees) will be paid one-half by HMS and one-half by Welsh, Carson, Anderson & Stowe VI, L.P.

                                   ARTICLE 11.

                        TERMINATION, AMENDMENT AND WAIVER

         11.1 Termination. This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of matters presented in connection with the Merger by the stockholders of HISCo:

         (a) by mutual written consent of HISCo and HMS;

         (b) by HMS or HISCo, as the non-defaulting party, if there has been a material breach of any material representation, warranty, covenant or agreement contained in this Agreement on the part of the other party set forth in this Agreement and, if such breach is curable, such breach has not been cured within a ten (10) day period after written notice of such breach;

         (c) by either HMS or HISCo if the Merger shall not have been consummated on or before April 17, 1997; provided, however, that if the Merger shall not be consummated on or before April 17, 1997,

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because of a party's failure to satisfy any of the conditions set forth in
Sections 7.2 or 7.3, neither HMS nor HISCo may rely upon its own actions or lack thereof to terminate the Agreement.

         (d) by either HMS or HISCo if (i) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger or (ii) there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity which would make consummation of the Merger illegal; and

         (e) by either HMS or HISCo if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would (a) prohibit HMS's, HISCo's or HSA's ownership or operation of all or a material portion of the business or assets of HISCo, HSA or HMS and its Subsidiaries taken as a whole, or compel HMS, HISCo or HSA to dispose of or hold separate all or a material portion of the business or assets of HISCo and its Subsidiaries taken as a whole or HMS and its Subsidiaries taken as a whole, as a result of the Merger or (B) render HMS, HISCo or HSA unable to consummate the Merger, except for any waiting period provisions;

         Where action is taken to terminate this Agreement pursuant to this
Section 11.01, it shall be sufficient for such action to be authorized by the Board of Directors of the party taking such action.

         11.2 Effect of Termination. In the event of termination of this Agreement by either HISCo or HMS as provided in Section 11.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of HMS, HISCo or HSA or their respective officers or directors except to the extent that such termination results from the breach by a party hereto of any of its covenants or agreements set forth in this Agreement.

         11.3 Amendment. This Agreement may be amended by the parties hereto, by action taken by their respective Board of Directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of HISCo, HSA and Sub but, after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         11.4 Extension; Waiver. At any time prior to the Effective Time of the Merger, any party hereto, by such corporate action as shall be appropriate, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 12.

                                     GENERAL

         12.1 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered personally or sent by certified mail, postage prepaid, as follows:

         If to HMS or Sub:

                  Health Management Systems, Inc.
                  401 Park Avenue South
                  New York, New York 10016
                  Attention:  President

         with a copy to

                  Coleman & Rhine LLP
                  1120 Avenue of the Americas
                  New York, New York 10036
                  Attention:  Bruce S. Coleman, Esq.

         If to HISCo or HSA:

                  Health Information Systems Corporation
                  401 Park Avenue South
                  New York, New York 10016
                  Attention: Acting President

         with a copy to

                  Reboul, MacMurray, Hewitt, Maynard & Kristol
                  45 Rockefeller Plaza
                  New York, New York 10111
                  Attention: Robert A. Schwed, Esq.

for to such other persons as may be designated in writing by the parties, by a notice given as aforesaid.

         12.2 Headings. The headings of the several sections of this Agreement are inserted for convenience of reference only and are not intended to affect the meaning or interpretation of this Agreement.

         12.3 Counterparts. This Agreement may be executed in counter parts, and when so executed each counterpart shall be deemed to be an original, and said counterparts together shall constitute one and the same instrument.

         12.4 Binding Nature. This Agreement shall be binding upon and inure to the benefit of the parties hereto. Neither HMS, Sub, HISCo nor HSA may assign or transfer any rights under this Agreement.

         12.5 Other Agreements. This Agreement, together with all of the Exhibits and Schedules hereto, constitute the entire agreement and understanding of the parties with respect to the subject matter hereof. All other written agreements heretofore made between the parties hereto in contemplation of this Agreement are superseded by this Agreement and are hereby terminated in their entirety.

         12.6 Good Faith. Each of the parties hereto agrees that it shall act in good faith in an attempt to cause all the conditions precedent to their respective obligations to be satisfied.

         12.7 Applicable Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of New York, without regard to principles of conflicts of laws.

         IN WITNESS WHEREOF, HMS, Sub, HISCo and HSA have caused this Agreement to be duly signed all as of the date first written

                                       HEALTH MANAGEMENT SYSTEMS, INC.



                                       By:_____________________________________


                                       HISCO ACQUISITION CORP.


                                       By:_____________________________________


                                       HEALTH INFORMATION SYSTEMS CORPORATION


                                       By:_____________________________________


                                       HSA MANAGED CARE SYSTEMS, INC.


                                       By:_____________________________________

Agreed And Accepted
With Respect To Article 10 Only:

WELSH, CARSON, ANDERSON & STOWE


By:_____________________________